Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2017, except for Note 1, as to which the date is March 12, 2019, with respect to the consolidated financial statements of The KeyW Holding Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement .

/s/ Grant Thornton LLP

Baltimore, Maryland
March 20, 2019